Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

THE BANK OF NEW YORK MELLON CORPORATION

(Exact name of issuer as specified in its charter)

Delaware	13-2614959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Wall Street New York, NY	10286
(Address of Principal Executive Offices)	(Zip code)

The Bank of New York Mellon Corporation Employee Stock Purchase Plan

(Full title of the plan)

Carl Krasik, Esq.

General Counsel,

The Bank of New York Mellon Corporation

One Mellon Center

500 Grant Street

Pittsburgh, Pennsylvania 15258-0001

Telephone: (412) 234-5222

(Name, address and telephone number, including area code, of agent for service)

Copies of communications to:

Jeffrey G. Aromatorio, Esq.

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, Pennsylvania 15219-1886

Telephone: (412) 288-3364

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share	Proposed maximum aggregate offering price[2]	Amount of registration fee
Common Stock, par value $0.01 per share	7,500,000	$42.41	$318,075,000.00	$12,500.35

[1]

Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance under The Bank of New York Mellon Corporation Employee Stock Purchase Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock.

[2]

Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee, and based upon the $42.41 per share average of the high and low sales price of the Common Stock on the New York Stock Exchange on April 15, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(a) The registrant’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”);

(b) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above; and

(c) The description of the registrant’s Common Stock, contained in the prospectus included in the Registration Statement of The Bank of New York Mellon Corporation on Form S-4 (Registration No. 333-140863) as filed with the SEC on February 23, 2007, and Amendment No. 2 on April 17, 2007, as that description may be updated from time to time.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the filing of the annual report on Form 10-K referred to in paragraph (a) above and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may read and copy registration statements, reports, proxy statements and other information filed by The Bank of New York Mellon Corporation at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC for further information about its public reference room at 1-800-732-0330. Such material is also available at the SEC’s website at http://www.sec.gov.

EXPERTS

The consolidated financial statements of The Bank of New York Mellon Corporation as of December 31, 2007, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of the Bank of New York Mellon Corporation as of December 31, 2006, and for the two years ended December 31, 2006, were audited by other auditors whose report, dated February 21, 2007, was unqualified and included an explanatory paragraph that described the change in the Corporation’s method of accounting for defined benefit pension and other postretirement plans.

To the extent that KPMG LLP audits and reports on financial statements of The Bank of New York Mellon Corporation issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Restated Certificate of Incorporation (Article Eighth) of The Bank of New York Mellon Corporation, a Delaware Corporation (the “Company”), provides that the Company will indemnify its officers and directors, and any other person who served in such role for other entities at the request of the Company (“Covered Person”), to the fullest extent permitted by law, against all expenses, judgments, fines and settlement amounts incurred by such person in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was an officer or director of the Company or such other entity. The Company will indemnify Covered Persons in connection with a proceeding commenced or brought by that person only if the commencement or bringing of the proceeding was authorized by the Company’s Board of Directors. The Company will, to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), pay the expenses (including attorneys’ fees) of any Covered Person in defending a proceeding (other than a proceeding commenced or brought by the person without the specific authorization of the Company’s Board of Directors), provided that, to the extent required by the DGCL, advancement of expenses will only be made if such person provides an undertaking to repay all amounts advanced if it is determined that he is not entitled to indemnification.

Under the DGCL, other than in actions brought by or on behalf of the Company, indemnification would apply in any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, where the indemnitee has served in any capacity at the request of the Company, if the proposed indemnitee acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or on behalf of the Company that are settled or in which the proposed indemnitee is found liable to the Company, indemnification is not permitted except in the case of a judicial finding that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The Company may purchase and maintain insurance to protect itself and any Covered Person against liability or expense asserted or incurred by such Covered Person in connection with any proceeding, whether or not the Company would have the power to indemnify such Covered Person against such liability or expense by law or under the indemnification provisions in the Company’s Restated Certificate of Incorporation.

The Company is authorized to enter into contracts with any Director or officer, or, as authorized by the Board of Directors, any other employee or agent of the Company in furtherance of the provisions of Article Eighth of the Company’s Restated Certificate of Incorporation and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in Article Eighth of the Company’s Restated Certificate of Incorporation. With respect to advancement of expenses, the DGCL provides that the Company may advance expenses upon the receipt of an undertaking as described above, on such terms and conditions as it deems appropriate. Under each Trust Agreement, the Company will agree to indemnify each of the Trustees of the Trust or any predecessor Trustee for the Trust, and to hold such Trustees harmless against any loss, damage, claims, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Agreements, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreements.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of the registration Statement:

Exhibit Number	Description
4.1

Restated Certificate of Incorporation of The Bank of New York Mellon Corporation incorporated herein by reference to Exhibit 3.1 to registrant’s Current Report on Form 8-K filed July 2, 2007 (000-52710 and 001-06152).

4.2

Amended and Restated By-Laws of The Bank of New York Mellon Corporation, as amended and restated on July 10, 2007 incorporated herein by reference to Exhibit 3.2 to registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2007, filed August 8, 2007 (0000-52710).

4.3	The Bank of New York Mellon Corporation Employee Stock Purchase Plan, incorporated herein by reference to Exhibit F of registrant’s definitive proxy statement on Schedule 14A filed March 14, 2008 (000-52710).

5.1	Opinion of Reed Smith LLP.*

23.1	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).*

23.2	Consent of KPMG LLP.*

24.1	Power of Attorney.*

*	Filed herewith.

Item 9.	Undertakings.

(a) Rule 415 offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 18, 2008.

THE BANK OF NEW YORK MELLON CORPORATION

By:	/s/ Robert P. Kelly
Robert P. Kelly Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert P. Kelly Robert P. Kelly	Chief Executive Officer & Director (Principal Executive Officer)	April 18, 2008

/s/ Bruce Van Saun Bruce Van Saun	Chief Financial Officer (Principal Financial Officer)	April 18, 2008

/s/ Michael K. Hughey Michael K. Hughey	Controller (Principal Accounting Officer)	April 18, 2008

*	Director	April 18, 2008
Frank J. Biondi, Jr.

*	Director	April 18, 2008
Ruth E. Bruch

*	Director	April 18, 2008
Nicholas M. Donofrio

*	Director	April 18, 2008
Steven G. Elliott

*	Director	April 18, 2008
Gerald L. Hassell

*	Director	April 18, 2008
Edmund F. Kelly

*	Director	April 18, 2008
Richard J. Kogan

*	Director	April 18, 2008
Michael J. Kowalski

*	Director	April 18, 2008
John A. Luke, Jr.

*	Director	April 18, 2008
Robert Mehrabian

*	Director	April 18, 2008
Mark A. Nordenberg

*	Director	April 18, 2008
Catherine A. Rein

*	Director	April 18, 2008
Thomas A. Renyi

*	Director	April 18, 2008
William C. Richardson

*	Director	April 18, 2008
Samuel C. Scott III

*	Director	April 18, 2008
John P. Surma

*	Director	April 18, 2008
Wesley W. von Schack

*	Carl Krasik, by signing his name hereto, does sign this document on behalf of the above-noted individuals, pursuant to power of attorney duly executed by such individuals which has been filed as an exhibit to this Registration Statement.

/s/ Carl Krasik
NAME: Carl Krasik
ATTORNEY-IN-FACT

Exhibit Index

(Pursuant to Item 601 of Regulation S-K)

Exhibit No.	Description	Method of Filing
4.1	Restated Certificate of Incorporation of The Bank of New York Mellon Corporation.	Incorporated by reference to Exhibit 3.1 of registrant’s Current Report on Form 8-K filed July 2, 2007 (000-52710 and 001-06152).

4.2	Amended and Restated By-laws of The Bank of New York Mellon Corporation, as amended and restated on July 10, 2007.	Incorporated by reference to Exhibit 3.2 of registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2007, filed August 8, 2007 (000-52710).

4.3	The Bank of New York Mellon Corporation Employee Stock Purchase Plan.	Incorporated by reference to Exhibit F of registrant’s definitive proxy statement on Schedule 14A filed March 14, 2008 (000-52710).

5.1	Opinion of Reed Smith LLP.	Filed herewith.

23.1	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).	Filed herewith.

23.2	Consent of KPMG LLP.	Filed herewith.

24.1	Power of Attorney.	Filed herewith.